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                                                                    EXHIBIT 9(h)



                           REVOLVING CREDIT AGREEMENT


         THOMPSON PLUMB FUNDS, INC., a Wisconsin corporation ("Customer"), on behalf of each of THOMPSON PLUMB GROWTH FUND, THOMPSON PLUMB BALANCED FUND and THOMPSON PLUMB BOND FUND (each, a "Fund" and collectively, the "Funds") hereby agrees with M&I BANK OF SOUTHERN WISCONSIN, a Wisconsin banking corporation ("Lender") as follows:

         1. Definitions. As used in this Agreement, the following terms have the following meanings:

         "Affiliated Person" shall have the meaning provided in the Investment Company Act.

         "Agreement" means this Revolving Credit Agreement, as amended, modified, supplemented or extended from time to time.

         "Business Day" means any day except a Saturday, a Sunday or a day on which commercial banks in Madison, Wisconsin are authorized or required by law to close.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

         "Credit Limit" shall have the meaning set forth in Section 2(a) hereof.

         "Custodian" means the entity which acts as a Fund's custodian for purposes of Section 17(f) of the Investment Company Act.

         "Default" means an Event of Default or an event or condition, the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

         "Event of Default" shall have the meaning assigned in Section 7 hereof.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of Customer and the Funds.

         "Indebtedness" shall mean the liabilities and obligations of the Funds as determined in the calculation of net asset value in the Funds' Prospectus.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.
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         "Lien" means, with respect to any asset: (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, pledge, lien, charge, security interest, encumbrance or preference arrangement of any kind or nature whatsoever; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset."Loan" and "Loans" shall have the meaning set forth in Section 2(a) hereof.

         "Loan Account" means an account on the books of Lender in which Lender will record, pursuant to Section 2(d) hereof, Obligations of Customer, on behalf of each of the Funds, to Lender, payments made upon such Obligations and other advances, debits and credits pertaining to the Obligations. Lender shall establish a separate Loan Account for each Fund.

         "Net Asset Value" shall mean the net asset value of a Fund as described in the Funds' Prospectus.

         "Note" means the Revolving Credit Note from Customer, on behalf of each Fund, to Lender in the form of EXHIBIT A evidencing the Loans, as amended, supplemented, modified or extended from time to time and any note issued in substitution, replacement or renewal thereof.

         "Obligations" means the Loans, all mandatory prepayments and all costs and expenses payable by Customer on behalf of each of the Funds, to Lender and all other Indebtedness and liabilities of Customer, on behalf of each of the Funds, to Lender pursuant to this Agreement and the Related Documents.

         "Permitted Liens" means: (a) Liens in favor of a Fund's Custodian granted pursuant to the custody agreement with such Custodian to secure obligations arising under such custody agreement; (b) encumbrances created in connection with a Fund's portfolio investments to the extent permitted by the provisions of the Funds' Prospectus and Statement of Additional Information; (c) Liens in favor of Lender; and (d) Liens existing as of the date of this Agreement as described on SCHEDULE 1 hereto.

         "Person" means an individual, partnership, corporation, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         "Prime Rate" means the interest rate publicly announced by M&I Marshall & Ilsley Bank from time to time in Milwaukee, Wisconsin as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which Lender lends to other Persons. Any change in the Prime Rate shall become effective as of the opening of business on the day on which the change is publicly announced by M&I Marshall & Ilsley Bank.
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         "Prospectus" shall mean the prospectus required to be delivered by
Customer to offerees of the securities of any of the Funds, pursuant to the Securities Act of 1933, as amended.

         "Related Documents" means the Note and all other certificates, resolutions or other documents required or contemplated hereunder.

         "Requirement of Law" means, as to any matter or Person, any law, ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any governmental authority.

         "Statement of Additional Information" means the Statement of Additional Information which must be provided by Customer to recipients of the Funds' Prospectus upon request pursuant to the rules and regulations adopted by the Securities and Exchange Commission.

         "Subsidiary" or "Subsidiaries" means a corporation of which shares of stock having voting power sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by Customer.

         "Termination Date" means February 5, 1999, or (i) if the term of this Agreement is extended, such later date on which the term of this Agreement shall be scheduled to end, or (ii) such earlier date on which the Obligations shall terminate as provided in Section 8 hereof.

         2.    Loans.

               (a) Loans. Subject to the terms and conditions set forth in this Agreement, Lender agrees to lend to Customer, for the several use of each of the Funds, and Customer may borrow, repay and reborrow from time to time, such sums as are requested by Customer (a "Loan" or the "Loans") up to a maximum aggregate amount outstanding at any one time equal to the lesser of (i) Three Million Dollars ($3,000,000.00) (the "Credit Limit"); and (ii) the maximum amount Customer is permitted to borrow for a Fund (A) at such time under applicable laws and regulations, (B) under the provisions of Section 6(b) hereof, (C) under the limitations on borrowing adopted by such Fund in the Funds' Prospectus, Statement of Additional Information or elsewhere, or (D) pursuant to any agreements with federal, state, local or foreign governmental authorities or regulators as in effect from time to time. The Loans made by Lender shall be evidenced by the Note.

               (b) Interest. Each Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such Loan is made through and including the date such Loan is repaid in full, at an annual rate equal to the Prime Rate. Such interest shall be payable monthly in arrears on the last Business Day of each calendar month, and at the maturity of such Loan. After an Event of Default, each of the Obligations shall bear interest at a rate per annum equal to the Prime Rate plus three percent (3.0 %), with the


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interest rate to change on each day that the Prime Rate changes. In no event shall the interest rate under the Note exceed the highest rate permitted by law. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of three hundred sixty (360) days.

               (c) Loan Procedures. Customer may obtain Loans on behalf of the Funds under this Agreement in writing or by telephone request, specifying the date and the amount of the Loan. Upon receipt of a certificate of an officer of Customer certifying Customer's and the applicable Fund's compliance with the provisions of Sections 5 and 6 hereof, Lender will make a Loan available to Customer by crediting the amount of such Loan to the account of the Fund on behalf of which Customer requested such Loan on the same day as requested provided notice is received by 4:00 p.m. on a Business Day. Lender's obligation to make each Loan is subject to the further conditions that (i) the representations and warranties in Section 4 hereof are true and correct as of the date of the request except for changes disclosed in writing by Customer to Lender prior to the date of any such request and Lender has agreed to make Loans notwithstanding such disclosures; provided, however, that Customer agrees that even if Lender has so agreed to make Loans, Lender shall not have waived any Event of Default that may arise in connection with or relating to such disclosure, and (ii) no Default or Event of Default has occurred and is continuing or would result from such Loan, and each Loan request by Customer shall be deemed a warranty and representation by Customer, on behalf of the Fund on whose behalf such Loan is to be made, that the foregoing is true and correct.

               (d) Loan Accounts. Lender will enter as a debit to a Fund's Loan Account the aggregate principal amount of each Loan as disbursed or issued from time to time by Lender to such Fund. Lender shall also record in the Loan Accounts, in accordance with Lender's customary accounting practices: accrued interest and all other charges, expenses, fees and other items properly chargeable to the appropriate Fund hereunder or under the Related Documents; all payments made by Customer on behalf of the appropriate Fund with respect to the Obligations; and all other appropriate debits and credits. Not more frequently than once each month, Lender shall render a statement of account of the Loan Accounts including, with respect to Loans, a statement of the outstanding principal balance, which statement shall be considered correct and accepted by Customer unless it notifies Lender to the contrary within thirty (30) days of the mailing of such statement or in the event of a manifest error therein; provided, however, that the failure of Lender to record any of the foregoing items in the Loan Accounts shall not limit or otherwise affect Customer's obligation to repay, on behalf of the appropriate Fund, the Obligations.

               (e) Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the day which is seven (7) days after the date such Loan was made, together with any and all accrued and unpaid interest thereon.

               (f) Recourse to Assets. Loans made to Customer hereunder for use by a Fund shall be paid solely to the account of that Fund, and used by that Fund, solely in accordance with Section 4(i) hereof. The obligations of Customer on behalf of each of the


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Funds under this Agreement and the Related Documents are several and not joint.
The principal amount of the Loans made for use by a particular Fund and accrued interest thereon and any fees or additional amounts payable in connection with or relating to such Loans pursuant to this Agreement, shall be paid or repaid solely from the assets of such Fund, and Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or such other obligations or amounts, or any default in respect thereto.

               (g) Increased Costs. If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency shall, subsequent to the date hereof:

                    (i) Subject Lender to any tax, duty or other charge with respect to the Loans, the Note or its obligation to make Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of the Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of Lender); or

                    (ii) Impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or

                    (iii) Affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender; or

                    (iv) Impose on Lender any other condition affecting the Loans, the Note or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Lender of making or maintaining any Loans, or to reduce the amount of any sum received or receivable by Lender under this Agreement with respect thereto, then within ten (10) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), Customer shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Determinations by Lender for purposes of this section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Loans or sums receivable by it in respect of Loans, and of the additional amounts required to compensate Lender in respect thereof, shall be conclusive, absent manifest error.



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         3.    Conditions for Loans. This Agreement shall become effective upon the satisfaction of the following conditions:

               (a) Loan Documents. Lender shall have received an executed copy of this Agreement and the executed Note.

               (b) Authority to Act. Lender shall have received copies certified by the Secretary of Customer of (i) the Articles of Incorporation and Bylaws of Customer, (ii) resolutions of the Board of Directors of Customer authorizing the issuance, execution and delivery of this Agreement and the Related Documents, and (iii) a certification of the names and titles of the representatives of Customer authorized to sign this Agreement and the Related Documents and to request Loans under this Agreement, together with true signatures of such representatives.

               (c) Status Certificate. A certificate of status for Customer from the Department of Financial Institutions of the State of Wisconsin dated no more than ten (10) days prior to the date hereof.

               (d) Opinion of Counsel. Lender shall have received from counsel for Customer an opinion in the form of EXHIBIT B attached hereto.

               (e) Custodian Agreements. Receipt by Lender of copies of the Funds' fully executed agreements with their Custodians concerning the custody of the Funds' portfolio securities, along with amendments in form and substance satisfactory to Lender which amendments are in full force and effect.

               (f) Proceedings. All proceedings taken by Customer in connection with the Loans shall be satisfactory to Lender and Lender shall have received copies of all documents reasonably required by it.

         4. Representations and Warranties. Customer represents and warrants to Lender that:

               (a) Organization. Customer is a Wisconsin corporation validly existing and in good standing (meaning it has filed its most recent annual report and has not filed articles of dissolution) under the laws of the State of Wisconsin and is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification. Customer has all necessary power and authority to own its assets and to conduct its business as presently conducted. Customer has no Subsidiaries.

               (b) Authority. The execution and delivery of this Agreement and the Related Documents, and the performance by Customer of its obligations on behalf of the Funds under this Agreement and the Related Documents, are within its power, have been duly authorized by proper action on the part of Customer, are not in violation of any Requirement of Law, any


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order or decision of any court or other governmental authority, the Articles of
Incorporation, Bylaws or other governing documents of Customer, the terms of any agreement or instrument to which Customer or any Fund is a party or by which it is bound, or the Funds' most recent Prospectus or Statement of Additional Information, will not result in the creation or imposition of any Lien on any asset of Customer or any Fund, and do not require the approval or consent of any Person. This Agreement and the Related Documents, when executed and delivered by Customer on behalf of the Funds, will constitute the valid and binding obligations of Customer and the Funds, enforceable against Customer and each of the Funds in accordance with their terms.

               (c) Financial Statements. All financial statements and other documents with respect to the financial condition of Customer and each of the Funds presented to Lender were prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial condition and results of operations of Customer and each of the Funds for the periods and as of the relevant dates thereof (subject to audit and normal year-end adjustments), and there has been no subsequent material adverse change in the business, properties or condition, financial or otherwise, of Customer or any of the Funds since the date of the latest of such financial statements. Customer has no knowledge of any material liabilities of any nature not disclosed in writing to Lender.

               (d) Litigation. Except as set forth in SCHEDULE 4(d), there is no litigation or administrative proceeding pending or, to the knowledge of Customer, threatened against Customer or any Fund which could, if adversely determined, result in a judgment for the payment of amounts aggregating $100,000 or greater. Except as set forth in SCHEDULE 4(d), Customer and each of the Funds are not operating under or subject to, nor in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental authority and Customer and each of the Funds have not been charged or threatened with a charge or violation, or under investigation with respect to possible violation, of any provision of any federal, state, municipal or local law or administrative ruling or regulation relating to its business, affairs, assets, prospects, operations, employee relations or condition, financial or otherwise.

               (e) Accuracy of Information. All information, certificates or statements given by Customer to Lender in connection with this Agreement were accurate, true and complete in all material respects when given, continue to be accurate, true and complete as of the date hereof and do not contain any untrue statement or omission of a material fact necessary to make the statements hereunder or therein not misleading.

               (f) Ownership of Property. Customer and each of the Funds have good and marketable title to all of their respective assets and there are no Liens of any nature on any asset of Customer or any of the Funds except Permitted Liens.

               (g) No Defaults. Neither Customer nor any of the Funds are in default under or in violation of (i) any Requirement of Law, or (ii) any indenture, deed, lease of real property or other material lease, material agreement, mortgage, deed of trust, note or other material


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instrument to which Customer or a Fund is a party or by which Customer or a Fund is bound or to which any of its property is subject, or (iii) any Indebtedness.

               (h) Taxes. Each Fund qualifies as a "regulated investment company" within the meaning of the Code and, as such, because it intends to timely distribute all its income (including capital gains) to its shareholders, its income will not be subject to tax at the corporate level under the Code. Customer, on behalf of each of the Funds, has filed all federal, state, foreign and local tax returns which were required to be filed prior to the date hereof, except those returns for which the due date has been validly extended. Customer, on behalf of each of the Funds, has paid or made provision for the payment of all taxes, assessments, fees and other governmental charges owed and there is no pending or, to the best of Customer's knowledge, threatened tax controversy, claim or dispute as of the date hereof.

               (i) Purpose of Loans. All Loans are and will be used solely for the purpose of funding redemption requests by shareholders of the Funds and will not be used for any other purpose, including, without limitation, investments or to repay other Loans.

               (j) Regulation U. Customer, on behalf of the Funds, will not use any part of the proceeds of Loans to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

               (k) Investment Company. Customer is duly registered as an open-end management investment company under the Investment Company Act, and such registration has not been revoked or rescinded and is in full force and effect. The outstanding shares of each class of stock of Customer (i) have been duly issued and are fully paid and non-assessable (except to the extent provided in Section 180.0622(b) of the Wisconsin Business Corporation Law), (ii) have been duly registered under the Securities Act of 1933, as amended, and (iii) have been registered or exempt from registration under all applicable state securities or so-called "Blue Sky" laws. Each Fund has been duly established as a separate series of Customer, and its assets and liabilities are segregated from the assets and liabilities of each other Fund. No Fund is subject to any liability of any other Fund.

               (l) Affiliation With Lender. Neither Customer, any Fund nor any Affiliated Person of Customer or a Fund is an Affiliated Person of Lender.

               (m)  Compliance.

                    (i) Customer and each of the Funds are in compliance with all applicable laws and regulations (including, without limitation, the Investment Company Act and all regulations thereunder), all applicable ordinances, decrees, requirements, orders and judgments of, and all of the terms of any applicable licenses and permits issued by, any governmental body, agency or official, and all agreements and instruments to which they may be subject or any of their respective properties may be bound, the noncompliance with which would have a material adverse effect on Customer, any of the Funds, or any of Customer's or a Fund's assets, business, prospects or conditions, financial or otherwise. Each of the Funds


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is in compliance in all material respects with all investment policies and restrictions set forth in the Funds' most recent Prospectus and Statement of Additional Information.

                    (ii) No Default or Event of Default has occurred and is continuing.

         5. Affirmative Covenants. Customer, on behalf of each of the Funds, agrees that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to Lender are paid in full, it shall:

               (a) Information. Maintain a standard and modern system of accounting in accordance with GAAP and furnish to Lender such information respecting Customer and each of the Funds as Lender from time to time reasonably requests, and without request furnish to Lender:

                    (i) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Customer and each Fund, a statement of assets and liabilities of each such Person, including the portfolio of investments, as of the end of such fiscal year and the related statements of operations and changes in net assets for such fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission, together with an audit report thereon issued by independent public accountants of nationally recognized standing;

                    (ii) As soon as available and in any event within thirty (30) days after the end of each month, a statement of assets and liabilities of Customer and each Fund, including the portfolio of investments, as of the end of such month and the related statements of operations and changes in net assets for such period, all certified (subject to audit and normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of Customer;

                    (iii) If no Loan is outstanding to any Fund, within thirty (30) days after the end of each calendar quarter, a report setting forth the portfolio of investments and a copy of the listing and valuation report, in each case concerning the assets of Customer and each Fund, and in each case as of the end of such calendar quarter;

                    (iv) Simultaneously with the delivery of each set of financial statements referred to in clauses (ii) and (iii) above, a certificate of the chief financial officer of Customer stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Customer is taking or proposes to take with respect thereto;

                    (v) Simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements;


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

                    (vi) Within one (1) Business Day, or within ten (10) Business Days if no Loan is outstanding to any Fund, after any of the executive officers of Customer obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of any of such officers of Customer setting forth the details thereof and the action which Customer is taking or proposes to take with respect thereto;

                    (vii) Within ten (10) Business Days after the filing thereof with the Securities and Exchange Commission or the mailing thereof to shareholders of Customer or any Fund, copies of all reports to shareholders, amendments and supplements to Customer's registration statement, including the Funds' Prospectus and Statement of Additional Information, and proxy statements; and

                    (viii) From time to time such additional information regarding the financial position or business of Customer or any of the Funds as Lender may reasonably request.

               (b) Payment of Obligations. On behalf of each of the Funds, duly and punctually pay or cause to be paid the principal and interest on the Loans made to it on behalf of any of the Funds, and all other amounts payable by it provided for in this Agreement and the Related Documents. Customer will pay and discharge, at or before maturity, each of the Funds' material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

               (c) Maintenance of Insurance. Maintain fidelity bond insurance in accordance with Rule 17g-1 under the Investment Company Act.

               (d) Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, will preserve, renew and keep in full force and effect its existence as a Wisconsin corporation and its rights, privileges and franchises necessary in the normal conduct of business of Customer. Customer will keep in full force and effect the existence of each of the Funds as a separate series of Customer.

               (e) Compliance with Laws. Cause each of the Funds to comply in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, the Investment Company Act and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or exemptive relief has been obtained therefrom and remains in effect. Customer, on behalf of each of the Funds, will file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due (except those that are being contested in good faith by Customer and as to which Customer has established appropriate reserves on its books and records).


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               (f)  Inspection of Property, Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its and each Fund's business and activities, and will permit representatives of Lender, at Lender's expense, to visit and inspect any of its offices, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

               (g) Compliance with Prospectus. Cause each of the Funds to at all times comply in all material respects with the investment objectives, limitations and policies set forth in the Funds' Prospectus and Statement of Additional Information. Customer will not permit the investment objective or any fundamental policy or the diversified or non-diversified status of any of the Funds to be changed from those in effect on the date hereof and reflected in the Funds' Prospectus and Statement of Additional Information delivered to Lender on the date hereof.

               (h) Regulated Investment Company. Cause each of the Funds to maintain its status as a "regulated investment company" under the Code at all times.

               (i)  Fees and Costs.

                    (i) Pay Lender on the date hereof and on each anniversary date of the date hereof for so long as this Agreement shall remain in effect, a commitment fee for the revolving credit line equal to 0.23% of the Credit Limit. All unpaid commitment fees shall be due and payable on the Termination Date.

                    (ii) Pay immediately upon receipt of an invoice, all reasonable fees and expenses incurred by Lender with respect to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto and the reasonable fees of outside counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

                    (iii) Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by Lender with respect to protection or enforcement of Lender's rights under this Agreement and the Related Documents and with respect to the Obligations and all costs and expenses which may be incurred by Lender as provided in Sections 8 and 10 hereof.

         6. Negative Covenants. Customer covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to Lender are paid in full, neither Customer nor any of the Funds, as applicable, shall, directly or indirectly:

               (a) Consolidations, Mergers and Sales of Assets. (i) Consolidate or merge with or into any other Person, nor will Customer sell, lease or otherwise transfer, directly or


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

indirectly, all or any substantial part of its assets or the assets of any of the Funds to any other Person except that Customer may sell its assets, or the assets of any of the Funds, in the ordinary course of business as described in the Funds' Prospectus, or (ii) Invest all of its investable assets in any other open-end management investment company or otherwise employ a two-tier, master-feeder investment structure.

               (b) Restriction on Indebtedness. Issue, incur, create, assume or permit to exist any Indebtedness except: (i) the Obligations or any other Indebtedness to Lender, (ii) Indebtedness in favor of a Fund's Custodian consisting of extensions of credit from the Custodian in the ordinary course of business to cover securities trades, (iii) Indebtedness arising from transfer agency float and share redemption payables, (iv) Indebtedness arising in connection with any other transaction permissible under the Investment Company Act and a Fund's investment objectives and fundamental investment restrictions, including, but not limited to, reverse repurchase agreements, mortgage dollar rolls, delayed delivery transactions (provided that the assets with respect thereto are segregated), when-issued securities (provided that the assets with respect thereto are segregated) and loans from other Funds, and (v) existing Indebtedness described on SCHEDULE 6(b). In addition and as a further limitation, Customer will not create, assume or suffer to exist any Loans to any Fund to the extent that the principal amount of Loans of that Fund at any time exceeds twenty percent (20%) of the Net Asset Value of that Fund.

               (c) Liens. Create or allow to exist any Liens upon any of the assets of Customer or any of the Funds except Permitted Liens.

               (d) Guaranty. Guaranty or otherwise in any way become or be responsible for obligations of any other Person, whether by an agreement to purchase the Indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services for the purpose of paying or discharging the Indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

               (e) Non-Affiliation with Lender. Directly or indirectly, individually or in the aggregate, own, control or hold with power to vote, five percent (5%) or more of the voting securities of Lender or any Affiliated Person of Lender known to Customer, and Customer will use its best efforts to ensure that none of Customer, any of the Funds, or any of its officers, directors, trustees or employees is or becomes an Affiliated Person of Lender or any Affiliated Person of Lender known to Customer.

               (f) Advisor/Accountant Relationship. Change or permit to change the Funds' advisor from Thompson, Plumb & Associates, Inc. or Customer's accountant from Price Waterhouse LLP.

               (g) No Subsidiary. Customer will not have at any time any Subsidiary.

         7. Events of Default. Any one or more of the following shall constitute an "Event of Default:"

               (a) Customer, on behalf of any of the Funds, shall fail to pay any Obligation when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise;

               (b) Customer, or any of the Funds, shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5(b), 5(i) or any provision of Section 6;

               (c) Customer, or any of the Funds, shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for ten (10) days after written notice thereof is given to Customer;

               (d) Customer, or any of the Funds, shall (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than this Agreement) in an aggregate amount of $100,000 or more and such failure shall continue through the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $100,000 or more which is required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate or to permit acceleration of, the maturity of such Indebtedness;

               (e) Any representation or warranty made herein or in any of the Related Documents or in any certificate, document or financial statement delivered to Lender shall prove to have been incorrect in any material respect as of the time when made or given;

               (f) A final judgment (or judgments) for the payment of amounts aggregating in excess of $100,000 shall be entered against Customer or any of the Funds, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof;

               (g) Customer or any of the Funds shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial portion of its assets; (iv) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (vi) by any act or omission indicate its consent to, approval of, or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial portion of any of its properties; or (vii) adopt a plan of liquidation of its assets;

               (h) If any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for Customer or any of the Funds or a substantial portion of their respective assets which continues undischarged for a period of sixty (60) days or more; or (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or

               (i) This Agreement or any of the Related Documents shall at any time cease to be in full force and effect or Customer or any of the Funds shall contest or deny any liability or obligation under, or attempt to revoke or terminate, this Agreement or any of such Related Documents.

         8. Remedies Upon an Event of Default. Upon the occurrence of an Event of Default:

               (a) Specified in Section 7(g) or (h) then, without presentment, notice, demand or action of any kind by Lender, all of which are hereby waived:
(i) the commitment and the obligations of Lender to make or incur any Loans or Obligations shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall automatically be accelerated and immediately due and payable.

               (b) Specified in Sections 7(a), (b), (c), (d), (e), (f) or (i), Lender may, without presentment, notice, demand or action of any kind, all of which are hereby waived: (i) immediately terminate Lender's obligation to make or incur any Obligations, and the same shall immediately terminate; and (ii) upon notice to Customer, on behalf of the defaulting Fund, declare the entire amount of the Obligations immediately accelerated, due and payable.

               (c) During the continuance of any Event of Default as to a particular Fund, any deposits or other sums credited by or due from Lender solely to that Fund, and any securities or other property solely of that Fund, in the possession of Lender may be applied to or set off by Lender against the payment of Customer's Obligations, on behalf of such Fund, and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising of that Fund to Lender.

               (d) Lender shall have all of the rights and remedies provided to Lender by the Related Documents, at law and in equity, by statute or otherwise, and no remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

         In addition to and not in lieu of any other right or remedy Lender might have, Lender at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which Customer, on behalf of a Fund, may be required to do, perform or comply with and Customer shall reimburse Lender upon demand for any cost or expense which Lender may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Note following an Event of Default from the date of such demand until paid in full.

         Notwithstanding any provision of this Agreement to the contrary, if there occurs any Default or Event of Default solely with respect to a particular Fund, such Default or Event of Default shall not constitute, in and of itself, a Default or an Event of Default with respect to any other Fund.

         9. Term and Termination. Lender may terminate this Agreement upon the occurrence of an Event of Default as provided in Section 8 hereof. In the absence of such termination by Lender, this Agreement shall continue in effect until February 5, 1999. This Agreement shall continue in effect from year to year thereafter unless Lender or Customer notifies the other party of its desire to terminate this Agreement on its anniversary date in any year by giving not less than ninety (90) days' prior written notice thereof to such other party. Notwithstanding Lender's or Customer's termination, by reason of default or otherwise, or right of termination hereunder, Customer's (and each of the Funds') duties and liabilities under this Agreement and the Related Documents shall continue until all Obligations to Lender are paid in full.

         10. Indemnification; Expenses. Customer, on behalf of each Fund severally, agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all loss, cost, expense, damage or liability (including reasonable attorneys' fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of, or relating to, any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan or the entering into and performance of this Agreement, the Related Documents or any document or instrument relating to this Agreement by Lender except for any liability caused by Lender's gross negligence or willful misconduct. This indemnity will survive termination of this Agreement, the repayment of all Loans and the discharge and release of any Related Documents. If a Default or an Event of Default occurs, Customer agrees to pay all reasonable out-of-pocket expenses incurred by Lender, including fees and disbursements of counsel (including reasonable allocated costs of in-house counsel), in connection with such Default or Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that any such amounts payable in connection with a Default or Event of Default by a particular Fund or arising out of or relating to the Loans made to a particular Fund, shall only be payable out of the assets of such Fund and no other Fund.

         11. Venue. To the extent not prohibited by law, venue for any legal proceeding relating to enforcement of this Agreement shall be, at Lender's option, the county in which

Lender has its principal office in this state, the county in which Customer resides, or the county in which this Agreement was executed by Customer.

         12. WAIVER OF JURY TRIAL. EACH OF CUSTOMER, ON BEHALF OF THE FUNDS, AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO
TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         13. Amendment. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by Customer, on behalf of the Funds, from any provision of this Agreement shall in any event be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purposes for which given.

         14. Entire Agreement. This Agreement, including the Exhibits and Schedules attached to it and the Related Documents, is intended by Customer, on behalf of the Funds, and Lender as a final expression of their agreement and as a complete and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.

         15. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         16. Notice. Except as otherwise provided in this Agreement, all notices required or provided for under this Agreement shall be in writing and mailed, sent or delivered, if to Customer, on behalf of the Funds, at its address as shown below, and if to Lender, at its address shown below, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices shall be deemed duly given
(i) when delivered by hand, or (ii) three (3) business days after being deposited in the mail, certified mail postage prepaid, or (iii) when delivered via overnight courier service.

         17. Places of Business. The principal place of business and chief executive office of Customer is located at the address specified below its signature on the signature page hereof and the books and records of Customer and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office. The businesses conducted by Customer are not being conducted under any corporate, trade or fictitious name and following the date hereof Customer will not conduct its business under any other corporate, trade or fictitious name unless Customer shall deliver at least thirty (30) days prior written notice to Lender of such name change.

         18. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Lender and Customer, on behalf of the Funds, and their respective successors and assigns except that Customer may not assign or transfer any of Customer's (or the Funds') rights under this Agreement without the prior written consent of Lender.

         19. Interpretation. The validity, construction and enforcement of this Agreement are governed by the laws of the State of Wisconsin. Invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

         20. Ambiguity. In the case of any ambiguity or conflict between this Agreement and any Related Document, this Agreement will govern.

         21. Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement and the Related Documents.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of February 6, 1998 by their respective officers thereunto duly authorized.

M&I BANK OF SOUTHERN WISCONSIN             THOMPSON PLUMB FUNDS, INC.
                                           on behalf of each of Thompson Plumb
                                           Growth Fund, Thompson Plumb Balanced
                                           Fund and Thompson Plumb Bond Fund




By:_________________________________       By:_________________________________
        Michael J. Losenegger                         Thomas G. Plumb
Title:  Senior Vice President                 Title:  President and Treasurer


By:_________________________________
         Robert A. Schlicht
Title:   President

Address:       One West Main Street       Address:     8201 Excelsior Drive
               P.O. Box 8998                           Suite 200
               Madison, WI 53708-8998                  Madison, WI 53717

                                    EXHIBIT A

                                     FORM OF
                              REVOLVING CREDIT NOTE

$3,000,000.00                                                  February 6, 1998


     FOR VALUE RECEIVED, THOMPSON PLUMB FUNDS, INC., a Wisconsin corporation ("Customer"), on behalf of each of THOMPSON PLUMB GROWTH FUND, THOMPSON PLUMB BALANCED FUND and THOMPSON PLUMB BOND FUND (each, a "Fund" and collectively, the "Funds") hereby promises to pay to the order of M&I BANK OF SOUTHERN WISCONSIN, a Wisconsin banking association ("Lender") at Lender's office at One West Main Street, Madison, Wisconsin 53703, in lawful money of the United States of America and in immediately available funds:

     (a) Prior to or on the Termination Date (as defined in the Credit Agreement referred to below) the principal amount of Three Million Dollars ($3,000,000.00) or, if less, the aggregate unpaid principal amount of Loans advanced by Lender to each of the Funds, pursuant to the Revolving Credit Agreement dated February 6, 1998 (as amended and in effect from time to time, the "Credit Agreement"), among Customer, on behalf of each of the Funds, and Lender;

     (b) The principal amount outstanding hereunder from time to time at the times provided in the Credit Agreement; and

     (c) Interest on the unpaid principal balance hereof from time to time outstanding from the date of the Credit Agreement through and including the maturity date hereof at times and at the rates provided in the Credit Agreement.

     This Revolving Credit Note evidences borrowings under and has been issued by Customer on behalf of each of the Funds in accordance with the terms of the Credit Agreement. Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the Related Documents, and may enforce the agreements of Customer on behalf of each of the Funds contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Revolving Credit Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

     Customer, on behalf of each Fund, irrevocably authorizes Lender to make or cause to be made, at or about the date of any Loan or at the time of receipt of any payment of principal of this Revolving Credit Note, an appropriate notation in the Loan Account for the applicable Fund, reflecting the making of such Loan or (as the case may be) the receipt of such payment.

The outstanding amount of the Loans set forth in the Loan Accounts maintained by Lender with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to Lender, but the failure to record, or any error in so recording, any such amount on any Loan Account shall not limit or otherwise affect the obligation of Customer, on behalf of each of the Funds, hereunder or under the Credit Agreement to make payments of principal of and interest on this Revolving Credit Note when due.

     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Revolving Credit Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

     No delay or omission on the part of Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

     Customer, on behalf of each of the Funds, waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

     THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS OF CUSTOMER, ON BEHALF OF EACH OF THE FUNDS, HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). CUSTOMER, ON BEHALF OF EACH OF THE FUNDS, AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS REVOLVING CREDIT NOTE MAY BE BROUGHT IN THE COUNTY IN WHICH LENDER HAS ITS PRINCIPAL OFFICE, THE COUNTY IN WHICH CUSTOMER HAS ITS PRINCIPAL OFFICE, OR THE COUNTY IN WHICH THE CREDIT AGREEMENT WAS EXECUTED BY CUSTOMER AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE CUSTOMER BY MAIL AT THE ADDRESS SPECIFIED IN THE CREDIT AGREEMENT. CUSTOMER, ON BEHALF OF EACH OF THE FUNDS, HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     The obligations of Customer, on behalf of each of the Funds, under this Revolving Credit Note are several and not joint. The principal amount of Loans made for use by a particular Fund, and interest thereon shall be paid or repaid solely from the assets of such

Fund, and Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or any default in respect thereto.

         IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its name by its duly authorized officer as of the day and year first above written.

                                       THOMPSON PLUMB FUNDS, INC.
                                       on behalf of each of Thompson Plumb
                                       Growth Fund, Thompson Plumb Balanced
                                       Fund and Thompson Plumb Bond Fund


                                       By:____________________________________
                                            Thomas G. Plumb, President and
                                            Treasurer